Exhibit 10.9

INDEMNIFICATION AGREEMENT

by and among

SOCIÉTÉ GÉNÉRALE,

SG AMERICAS SECURITIES HOLDINGS, INC.,

COWEN AND COMPANY, LLC

and

COWEN GROUP, INC.

Dated as of                         , 2006

i

ii

THIS INDEMNIFICATION AGREEMENT, dated as of                             , 2006, is by and among SOCIÉTÉ GÉNÉRALE, a French banking corporation (“SocGen”), SG AMERICAS SECURITIES HOLDINGS, INC., a Delaware corporation (“SGASH” and, together with SocGen, “SG”), COWEN AND COMPANY, LLC, a Delaware limited liability company (“Cowen LLC”) and COWEN GROUP, INC., a Delaware corporation (“Cowen Inc.” and, together with Cowen LLC, “Cowen”).

R E C I T A L S:

WHEREAS, SG and Cowen are parties to that certain Separation Agreement, dated as of the date hereof, by and among SG, SGAI, and Cowen (the “Separation Agreement”);

WHEREAS, SG and SGAI have determined that it is appropriate and advisable to separate the Cowen Business from the SG Business (the “Separation”); and

WHEREAS, each of the Parties has determined that it is necessary and advisable to enter into this Agreement in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Definitions.  Reference is made to Section 8.13 regarding the interpretation of certain words and phrases used in this Agreement.  For the purpose of this Agreement, the following terms shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Separation Agreement.

“AAA” has the meaning set forth in Section 6.01(b).

“Agreement” means this Indemnification Agreement.

“Assets” means assets, rights, claims and properties of all kinds, real and personal, tangible, intangible and contingent, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are required or authorized to close in New York, New York.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“By-Laws” means the amended and restated By-Laws of Cowen Inc., substantially in the form of Exhibit A to the Separation Agreement.

“Certificate of Incorporation” means the amended and restated Certificate of Incorporation of Cowen Inc., substantially in the form of Exhibit B to the Separation Agreement.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, Asset transfer agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between SG or, where applicable, any SG Subsidiary, on the one hand, and Cowen Inc. or, where applicable, any Cowen Subsidiary or designee of Cowen Inc., on the other hand, as may be necessary or advisable under the laws of the relevant jurisdictions to effect the Separation.

“Cowen” has the meaning set forth in the Preamble.

“Cowen Assets” means only the following Assets of the Parties or their respective Subsidiaries, but excluding any Excluded Assets:

(A)  the outstanding membership interests of Cowen LLC;

(B)  the outstanding capital shares of Cowen UK;

(C)  the Assets included on the Cowen Balance Sheet after completion of the transactions contemplated by the Separation Agreement and the Transaction Documents or any notes or subledger thereto that are owned by any Party or any of their respective Subsidiaries as of the IPO Date;

(D)  the Assets of any Party or any of their respective Subsidiaries as of the Separation Date that are of a nature or type that would have resulted in such Assets being included as Assets on a pro forma combined statement of financial condition of Cowen Inc. or the notes or subledgers thereto as of the IPO Date (were such statement of financial condition, notes and subledgers to be prepared) on a basis consistent with the determination of the Assets included on the Cowen Balance Sheet or any subledger thereto;

(E)  the Assets expressly allocated to Cowen Inc. or any Cowen Subsidiary under the Separation Agreement or any of the Principal Transaction Documents;

(F)  the Assets used or held by Cowen Inc. or any Cowen Subsidiary for use in the Cowen Business and the rights to the Cowen Business;

(G)  all right, title and interest to the trade name, trademark and service mark “Cowen”, together with the goodwill associated therewith;

(H)  the trade secrets, know-how, proprietary information (including any clinical study data and product registrations), any other rights or intellectual property and any other rights, claims or properties, in each case:  (A) as of the Separation Date; (B) to the extent primarily related to the Cowen Business; and (C) that are not otherwise specifically addressed under any other subsection of this definition; and

(I)  the Assets identified on Schedule 2.02(a)(i) to the Separation Agreement.

“Cowen Balance Sheet” means the audited combined statement of financial condition of Cowen Inc., Cowen LLC and the other Cowen Subsidiaries, including the notes thereto, as of December 31, 2005, included in the Prospectus.

“Cowen Benefit Plans” means, collectively, the plans and arrangements set forth on Schedule 1.01(a) to the Separation Agreement and any other benefit plans maintained, sponsored or adopted by Cowen LLC, Cowen Inc. or the Cowen Subsidiaries, whether before or after the Separation Date.

“Cowen Business” means the businesses and operations conducted prior to the Separation Date by Cowen LLC and the Transferred Entities, excluding the Transferred Businesses.

“Cowen Common Stock” means the outstanding shares of common stock, par value $0.01, of Cowen Inc.

“Cowen Contracts” means any contract, agreement or instrument (other than this Agreement and any other Transaction Document) to which Cowen LLC, Cowen Inc. or any Cowen Subsidiary is a party or by which any of their respective assets are bound.

“Cowen Employee Ownership Plan” means the 2006 Equity and Incentive Plan adopted by Cowen Inc. as of the Separation Date, substantially in the form attached as Exhibit C to the Separation Agreement.

“Cowen Inc.” has the meaning set forth in the Preamble.

“Cowen Indemnitees” means Cowen Inc. and each Cowen Subsidiary and each of their respective successors and assigns.

“Cowen Indemnity Obligations” has the meaning set forth in Section 3.01.

“Cowen Liabilities” means all of the following Liabilities of the Parties or their respective Subsidiaries:

(i)  all Liabilities included on the Cowen Balance Sheet or any subledger thereto that remain outstanding as of the Separation Date after completion of the transactions contemplated by this Agreement and the Transaction Documents;

(ii)  all other Liabilities that are incurred or accrued by any Party or any of their respective Subsidiaries from the date of the Cowen Balance Sheet to the Separation Date that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a pro forma combined statement of financial condition of Cowen Inc. and the notes or subledgers thereto as of the Separation Date (were such statement of financial condition, notes or subledgers to be prepared) on a basis consistent with the determination of the Liabilities included on the Cowen Balance Sheet or any subledger thereto;

(iii)  all Liabilities expressly allocated to Cowen Inc. or any Cowen Subsidiary pursuant to this Agreement or any Transaction Document, and all agreements, obligations and Liabilities of Cowen Inc. and any Cowen Subsidiaries under this Agreement or any Transaction Document;

(iv)  all Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies relating to SG Cowen Ventures (including all claims by limited partners of SG Cowen Ventures and other Third Parties); provided, however, that Liabilities relating to, arising out of or resulting from the administration of SG Cowen Ventures, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the general partner of SG Cowen Ventures to limited partners of SG Cowen Ventures shall be deemed “SG Liabilities” as contemplated in Section 2.02(b) of the Separation Agreement;

(v)  all Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund on or after January 1, 2004 (including all claims by limited partners of the Merchant Banking Fund and other Third Parties); provided, however, that Liabilities relating to, arising out of or resulting from (w) the sale and transfer of partnership interests in the Merchant Banking Fund to the MBF Purchaser (except that any rights of SG or any SG Subsidiaries in respect of the representations and warranties made to the MBF Purchaser in the sale and transfer documents shall not be deemed to have been waived pursuant to this clause (w)), (x) the administration of the Merchant Banking Fund, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the Merchant Banking Fund  to the partners of the Merchant Banking Fund or participants in the Merchant Banking Co-investment Plan and (y) any claim by former partners of the Merchant Banking Fund that do not relate to investment decisions or management of the Merchant Banking Fund after January 1, 2004 shall be deemed “SG Liabilities” as contemplated in Section 2.02(b) of the Separation Agreement;

(vi)  all Liabilities relating to, arising out of or resulting from any business or operations conducted at any time prior to, on or after the IPO Date by the employees of SG’s London Branch whose employment was primarily associated with the Cowen Business (including but not limited to those employees who are “Transferred Employees” as defined in the Cowen UK Purchase Agreement); provided, however, that any such Liabilities relating to, arising out of or resulting from claims pending as of the IPO Date shall be added to Schedule 1.01(b) and shall be deemed “SG Liabilities” as contemplated in Section 2.02(b) of the Separation Agreement;

(vii)  all Liabilities relating to, arising out of or resulting from any claim in respect of any period prior to the IPO Date by an employee of Cowen Inc. or any Cowen Subsidiary who does not execute an Executive Award Agreement and a release satisfactory to SG and Cowen Inc.; provided, however, that the foregoing shall exclude any such claim by any employee of Cowen Inc. or any Cowen Subsidiary who did execute an Executive Award Agreement and release satisfactory to SG and Cowen Inc. and the Parties acknowledge and agree that each of SG and the SG Subsidiaries, on the one hand, and Cowen Inc. and the Cowen Subsidiaries, on the other, shall be responsible for any Liabilities arising from claims against it (or its Subsidiaries) in respect of any period prior to the IPO Date by an employee who executed an Executive Award Agreement and release satisfactory to SG and Cowen Inc;

(viii)  all Liabilities relating to, arising out of or resulting from the Cowen Benefit Plans;

(ix)  all Liabilities relating to, arising out of or resulting from (1) Cowen Inc.’s adoption of the Cowen Employee Ownership Plan, (2) Cowen Inc.’s adoption of any directed share program, and (3) any employment agreements, retention agreements, guaranteed bonuses, bonus plans or payments, deferred compensation plans and any other agreements, arrangements or understandings between Cowen LLC, Cowen Inc. or the Cowen Subsidiaries and their respective directors, officers and employees; provided, however, that Liabilities pertaining to deferred compensation plans (other than the SG-USA Fidelity Bonus Plan) maintained by SG for any SG Subsidiary and Cowen LLC prior to the IPO shall be deemed “SG Liabilities” as contemplated in Section 2.02(b) of the Separation Agreement;

(x)  Cowen Inc.’s portion, determined in accordance with Section 2.12 of the Separation Agreement, of Liabilities associated with Mixed Contracts and Mixed Accounts;

(xi)  all Liabilities relating to, arising out of or resulting from Cowen Inc.’s, Cowen LLC’s or any of their respective Subsidiaries’ breach of or failure to perform any Cowen Contract;

(xii)  those specific Liabilities set forth on Schedule 1.01(a) as of the Separation Date (which schedule shall be updated from time to time as mutually agreed in good faith by Cowen Inc. and SG up to the IPO Date), in each case subject to the limitations set forth in such schedule; and

(xiii)  except to the extent expressly excluded from the Cowen Liabilities above, all other known and unknown Liabilities relating to, arising out of or resulting from the Cowen Business, the Cowen Assets, the other Cowen Liabilities or any business or operations conducted by Cowen Inc., Cowen LLC or any of their respective Subsidiaries, at any time prior to, on or after the Separation Date (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case, before, on or after the Separation Date) that are not expressly retained or assumed by SG or the SG Subsidiaries pursuant to this Agreement or any Transaction Document.

Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Cowen Liabilities shall in no event include any Liabilities (a) relating to, arising out of or resulting from the Excluded Assets, (b) for which SG or any of its Affiliates has responsibility pursuant to applicable provisions of any Service Level

Agreements in connection with the provision of services to Cowen Inc. or any Cowen Subsidiary thereunder or (c) expressly allocated to or retained by SG or any SG Subsidiary pursuant to clauses (i) through (v) or (ix) through (xiii) of the definition of “SG Liabilities” herein.

“Cowen LLC” has the meaning set forth in the Preamble.

“Cowen Subsidiary” means any Subsidiary of Cowen LLC prior to the Separation (including Cowen UK and any other Transferred Entities) and any Subsidiary of Cowen Inc. following the Separation (including Cowen LLC and Cowen UK).

“Cowen UK” means Cowen International Limited, a private limited company organized in England and Wales.

“Cowen UK Purchase Agreement” means the Intra-Group Asset Sale and Purchase Agreement, dated as of May 1, 2006, by and between SG London Branch and Cowen UK.

“Employee Matters Agreement” means the Employee Matters Agreement entered into on or prior to the Separation Date among SG, SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit D to the Separation Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or such other financial institution as mutually agreed upon by the Parties, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement entered into on or prior to the Separation Date among SGASH, Cowen LLC, Cowen Inc. and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” means all of the following assets of the Parties or their respective Subsidiaries:

(i)  all Assets of the Parties or their respective Subsidiaries to the extent such Assets relate to, arise out of or result from the SG Business;

(ii)  all cash and cash equivalents as of the Separation Date of SG, each SG Subsidiary, Cowen LLC and each Cowen Subsidiary, except (x) any cash and cash equivalents included in the Initial Capital retained by Cowen LLC pursuant to Section 2.05(a) of the Separation Agreement and (y) any cash or cash equivalents held for customers pursuant to Rule 15c3-3 promulgated under the Exchange Act;

(iii)  subject to Section 2.13 of the Separation Agreement, all Assets that are expressly contemplated by the Separation Agreement or any Principal Transaction Document to be Assets retained by or transferred to SG or any SG Subsidiary; and

(iv)  all other Assets listed or described on Schedule 1.01(c) to the Separation Agreement.

“Governmental Authority” means any supranational, international, national, federal, state, or local court, government, department, commission, board, bureau, agency, official or other regulatory, self-regulatory, administrative or governmental authority, including the NASD, the NYSE and any similar regulatory or self-regulatory body under applicable securities laws or regulations.

“Greenwich Capital Partners” means SG Cowen/Greenwich Street Capital Partners II, L.P., a Delaware limited partnership.

“Indemnifying Party” has the meaning set forth in Section 3.04.

“Indemnitee” means any Cowen Indemnitee or any SG Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 3.04.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Capital” has the meaning set forth in Section 2.05(a) of the Separation Agreement.

“IPO” means the initial public offering of shares of Cowen Common Stock pursuant to the Registration Statement.

“IPO Date” means the date of the closing of the IPO.

“Leases” means the real property leases and subleases entered into by Cowen LLC or any of the Cowen Subsidiaries prior to the date hereof, each of which is listed on Schedule 1.01(d) to the Separation Agreement.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (other than punitive, consequential, treble or other similar damages, except to the extent that the same are paid to Third Parties), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any law, statute, ordinance, regulation, rule or other pronouncements of Governmental Authorities having the effect of law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and those, in respect of Cowen Inc. or any Cowen Subsidiary and SG and any SG Subsidiary, pursuant to indemnification or contribution arrangements with their respective directors, officers, employees and agents, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto (including allocated costs of in-house counsel and other personnel) or to the investigation, preparation or defense thereof.

“MBF Purchaser” means the purchaser of the partnership interests in the Merchant Banking Fund identified on Schedule              .

“Merchant Banking Fund” means SG Merchant Banking Fund L.P., a Delaware limited partnership.

“Mixed Accounts” means any accounts receivable or accounts payable relating to both the SG Business and the Cowen.

“Mixed Contract” means any agreement to which SG, Cowen Inc., Cowen LLC or any of their respective Subsidiaries is a party prior to the Separation Date that inures to the benefit or burden of each of the SG Business and the Cowen Business.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means the New York Stock Exchange, Inc.

“Notice” has the meaning set forth in Section 3.05(a).

“Parties” means the parties to this Agreement.

“Person” means any:  (i) individual; (ii) Business Entity; or (iii) Governmental Authority.

“Prime Rate” means the rate which SG (or its successor or another major money center commercial bank agreed to by the Parties) announces as its prime lending rate, as in effect from time to time.

“Principal Transaction Documents” means:  (i) the Separation Agreement, (ii) the Employee Matters Agreement; (iii) the Escrow Agreement; (iv) the Stockholders Agreement; (v) the Tax Matters Agreement; (vi) the Transition Services Agreement; and (vii) any and all Leases.

“Proceeding” means:  (i) any past, present or future suit, countersuit, action, arbitration, mediation, alternative dispute resolution process, claim, counterclaim, demand, proceeding; (ii) any inquiry, proceeding or investigation by or before any Governmental Authority; or

(iii) any arbitration or mediation tribunal, in each case involving SG, any SG Subsidiary, any SG Indemnitee (but only if in a capacity entitling such Person to the rights of an SG Indemnitee), Cowen LLC, Cowen Inc., any Cowen Subsidiary or any Cowen Indemnitee (but only if in a capacity entitling such Person to the rights of a Cowen Indemnitee).

“Prospectus” means the prospectus forming a part of the Registration Statement as the same may be amended or supplemented from time to time.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-132602) filed under the Exchange Act on March 21, 2006, pursuant to which the Cowen Common Stock to be sold in the IPO has been registered, together with all amendments and supplements thereto.

“SEC” means the Securities and Exchange Commission.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Service Level Agreements” has the meaning set forth in the Transition Services Agreement.

“SG” has the meaning set forth in the Preamble.

“SGAI” means SG Americas, Inc.

“SGASH” has the meaning set forth in the Preamble.

“SG Business” means all businesses and operations conducted prior to the Separation Date by SG and any of the SG Subsidiaries, in each case that are not included in the Cowen Business.  For purposes of this Agreement and the other Transaction Documents only, the SG Business shall also be deemed to include the Transferred Businesses.

“SG Contracts” means any contract, agreement or instrument (other than this Agreement and any other Transaction Document) to which SG or any of the SG Subsidiaries is a party or by which SG or any SG Subsidiaries, or any of their respective assets, are bound.

“SG Cowen Ventures” means SG Cowen Ventures I, L.P., a Delaware limited partnership.

“SG Indemnitees” means SG and each SG Subsidiary and each of their respective successors and assigns.

“SG Indemnity Obligations” has the meaning set forth in Section 3.02.

“SG Liabilities” means all of the following Liabilities of the Parties or their respective Subsidiaries:

(i)  all Liabilities expressly allocated to SG or any SG Subsidiaries pursuant to this Agreement or any Transaction Document, and all agreements, obligations and Liabilities of SG and any SG Subsidiaries under this Agreement or any Transaction Document;

(ii)  all Liabilities relating to, arising out of or resulting from the administration of SG Cowen Ventures, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the general partner of SG Cowen Ventures to limited partners of SG Cowen Ventures; provided, however, that Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies relating to SG Cowen Ventures (including all claims by limited partners of SG Cowen Ventures and other Third Parties) shall be deemed “Cowen Liabilities” as contemplated by Section 2.02(a)(ii) of the Separation Agreement;

(iii)  all Liabilities relating to, arising out of or resulting from (x) the administration of the Merchant Banking Fund, including the accuracy or correctness of disbursements and the distribution of materials by or on behalf of the Merchant Banking Fund to the partners of the Merchant Banking Fund or participants in the Merchant Banking Co-investment Plan and (y) investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund prior to January 1, 2004; provided, however, that Liabilities relating to, arising out of or resulting from investment decisions or the management of portfolio companies of or relating to the Merchant Banking Fund on or after January 1, 2004 (including all claims by limited partners of the Merchant Banking Fund and other Third Parties) shall be deemed “Cowen Liabilities” as contemplated by Section 2.02(a)(ii) of the Separation Agreement;

(iv)  all Liabilities relating to, arising out of or resulting from the sale and transfer of partnership interests in the Merchant Banking Fund to the MBF Purchaser (except that any rights of SG or any SG Subsidiaries in respect of the representations and warranties set forth in the sale and transfer documents shall not be deemed to have been waived hereby);

(v)  all Liabilities for expenses payable by SG as provided in Section 9.08 of the Separation Agreement;

(vi)  SG’s portion, determined in accordance with Section 2.12 of the Separation Agreement, of Liabilities associated with Mixed Contracts and Mixed Accounts;

(vii)  all Liabilities relating to, arising out of or resulting from SG’s or any SG Subsidiary’s breach of or failure to perform any SG Contract;

(viii)  except to the extent expressly excluded from the SG Liabilities or included as Cowen Liabilities, all Liabilities relating to, arising out of or resulting from any business conducted by SG or any SG Subsidiary at any time prior to, on or after the Separation Date;

(ix)  all Liabilities relating to, arising out of or resulting from the Discontinued or Transferred Businesses whether conducted prior to, on or after the Separation Date;

(x)  all Liabilities relating to, arising out of or resulting from employee-related claims made by any current or former employees of SG or any SG Subsidiary that are asserted by such current or former employees against Cowen Inc. or any Cowen Subsidiaries in respect of any period prior to the IPO Date;

(xi)  all Liabilities (other than Cowen Liabilities) to the extent such Liabilities  relate to, arise out of or result from a claim by any Third Party, including any Governmental Authority, against Cowen Inc. or any Cowen Subsidiaries that relate primarily to the terms, amount or procurement of insurance with respect to the Cowen Business prior to the Separation Date; provided, however, that the term “SG Liabilities” shall not include and SG shall have no indemnity obligation in respect of Liabilities relating to, arising out of or resulting from a claim (including but not limited to a claim by a Third Party) under or relating to the insurance policies listed on Schedule 4.01 to the Separation Agreement;

(xii)  those specific contingent Liabilities set forth on Schedule 1.01(b) as of the Separation Date (which schedule shall be updated from time to time as mutually agreed in good faith by Cowen Inc. and SG up to the IPO Date), in each case solely to the extent that payment in respect of such Liabilities has not been made out of the escrow therefor pursuant to Section 2.05(b) of the Separation Agreement; provided, however, that, unless otherwise specifically identified on Schedule 1.01(b), any suit, inquiry, proceeding or investigation (including but not limited to any such suit, inquiry, proceeding or investigation that relates to, arises out of or results from the litigation and regulatory matters set forth on Schedule 1.01(b)) that is not known to SG as of  the IPO Date shall not be deemed an “SG Liability” for purposes of this Agreement; and

(xiii)  all Liabilities relating to, arising out of or resulting from the Excluded Assets.

“SG Subsidiary” means any Subsidiary of SG other than Cowen LLC, Cowen Inc. and any Cowen Subsidiary.

“SocGen” has the meaning set forth in the Preamble.

“Stockholders Agreement” means the Stockholders Agreement entered into as of the Separation Date among Cowen Inc. and certain of its stockholders, including SGASH, substantially in the form attached as Exhibit F to the Separation Agreement.

“Subsidiary” of any Person means another Business Entity that is directly or indirectly controlled by such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity, whether through ownership of voting securities or other interests, by contract or otherwise.  For the avoidance of doubt, Cowen Inc. and the Cowen Subsidiaries are not Subsidiaries of SG as that term is used in this Agreement.

“Tax” means:  (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Matters Agreement” means the Tax Matters Agreement entered into on or prior to the Separation Date among SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit G to the Separation Agreement.

“Third Party” means any Person other than SG, any SG Subsidiary, Cowen Inc. and any Cowen Subsidiary.

“Third Party Claim” has the meaning set forth in Section 3.05(a).

“Transaction Documents” means all written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any of their respective Subsidiaries in connection with the Separation and the other transactions contemplated by this Agreement, including the following:  (i) the Separation Agreement, (ii) the Conveyance and Assumption Instruments; (iii) the Employee Matters Agreement; (iv) the Escrow Agreement; (v) the Stockholders Agreement; (vi) the Tax Matters Agreement; (vii) the Transition Services Agreement; (viii) any and all Leases; and (ix) any other agreements which the Parties determine are necessary or advisable in connection with the Separation and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transferred Businesses” means (i) the Private Client Group division sold by SG Cowen Securities Corporation to Lehman Brothers Holdings Inc. in October 2000, (ii) the bond brokerage business sold by SG Cowen Securities Corporation to Fimat Futures, USA, Inc. in 2000, (iii) the correspondent clearing operations sold by SG Cowen Securities Corporation to BNY Clearing Services LLC in January 2000 and (iv) the SG Cowen Asset Management Business.

“Transferred Entities” means the entities set forth on Schedule 1.01(f) to the Separation Agreement.

“Transition Services Agreement” means the Transition Services Agreement entered into on or prior to the Separation Date among SG, SGAI, SGASH, Cowen LLC and Cowen Inc., substantially in the form attached as Exhibit H to the Separation Agreement.

“U.S.” or “United States” means the United States of America, including each of the 50 states thereof, the District of Columbia and Puerto Rico, but excluding all other territories and possessions.

ARTICLE II

MUTUAL RELEASES

SECTION 2.01.  Cowen Release of SG.  Except as provided in Section 2.03 and in the provisos to this Section 2.01, effective as of the Separation Date, Cowen Inc. does hereby, for itself, each Cowen Subsidiary, and their respective successors and assigns, relinquish, release and forever discharge: (1) SG, each SG Subsidiary, and their respective successors and assigns; and (2) all Persons who at any time are or have been shareholders, directors, officers, agents, representatives, counsel or employees of SG or any SG Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (except where such Cowen Liability is caused by or related to any willful misconduct or fraud attributable to any such Person, or such Person’s violation of regulatory rules or regulations or applicable law to which SG, Cowen Inc. or any of their respective Subsidiaries is subject), in each such case from all Cowen Liabilities; provided, however, that nothing in this Section 2.01 shall relieve the Persons released in this Section 2.01 from:  (x) any Liability expressly allocated to SG or any SG Subsidiary in this Agreement (including the indemnification obligations in Section 3.02 and the contribution obligations in Section 4.02), any Principal Transaction Document or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.09(b) of the Separation Agreement; (y) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 2.01; or (z) any Liability incurred by SG or any SG Subsidiary pursuant to the terms and conditions of the Service Level Agreements and relating to any period prior to the IPO, and, provided further, that nothing in this Section 2.01 shall relieve any Person released in this Section 2.01 who, after the Separation Date, is a director, officer or employee of Cowen Inc. or any of the Cowen Subsidiaries and is no longer a director, officer or employee of SG or any of the SG Subsidiaries from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of Cowen Inc. or any of the Cowen Subsidiaries after the Separation Date.

SECTION 2.02.  SG Release of Cowen Inc.  Except as provided in Section 2.03 and in the proviso to this Section 2.02, effective as of the Separation Date, SG does hereby, for itself, each SG Subsidiary, and their respective successors and assigns, relinquish, release and forever discharge: (1) Cowen Inc., Cowen LLC and each Cowen Subsidiary and their respective successors and assigns; and (2) all Persons, other than the Persons identified on Schedule 2.02, who at any time are or have been shareholders, directors, officers, agents, representatives, counsel or employees of Cowen Inc. or any Cowen Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (except where such SG Liability is caused by or related to any willful misconduct or fraud attributable to any such Person, or such Person’s violation of regulatory rules or regulations or applicable law to which SG, Cowen Inc. or any of their respective Subsidiaries is subject), in each such case from all SG Liabilities; provided, however, that nothing in this Section 2.02 shall relieve the Persons released in this Section 2.02 from:  (x) any Liability expressly allocated to Cowen Inc. or any Cowen Subsidiary in this Agreement (including the indemnification obligations in Section 3.01 and the contribution obligations in Section 4.02), any Principal Transaction Document or any other agreement, arrangement, commitment or understanding to the extent expressly preserved pursuant to Section 2.09(b) of the Separation Agreement; (y) any

Liability the release of which would result in the release of any Person other than the Persons released in this Section 2.02 or (z) any Liability incurred by Cowen or any Cowen Subsidiary pursuant to the terms and conditions of the Service Level Agreements and relating to any period prior to the IPO.

SECTION 2.03.  SG Obligations Not Affected.  Nothing contained in this Article II shall release SG or any SG Subsidiary from honoring existing obligations, if any:  (i) to indemnify any director, officer or employee of Cowen Inc. or any of its Subsidiaries who was a director, officer or employee of SG or any SG Subsidiary on or prior to the Separation Date, to the extent such director, officer or employee was entitled to such indemnification pursuant to then existing obligations; or (ii) to provide any employment, post-employment or retirement benefits to any director, officer or employee of Cowen Inc. or any of its Subsidiaries who was a director, officer or employee of SG or any SG Subsidiary on or prior to the Separation Date, to the extent such director, officer or employee was entitled to such benefits pursuant to then existing obligations, except as otherwise provided in the Employee Matters Agreement.

SECTION 2.04.  No Cowen Inc. Claims.  Cowen Inc. shall not make, and shall not permit any Cowen Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against SG or any SG Subsidiary or any other Person released pursuant to Section 2.01, with respect to any Liabilities released pursuant to Section 2.01.

SECTION 2.05.  No SG Claims.  SG shall not make, and shall not permit any SG Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Cowen Inc. or any Cowen Subsidiary or any other Person released pursuant to Section 2.02, with respect to any Liabilities released pursuant to Section 2.02.

SECTION 2.06.  Subsidiary Releases.  At any time, at the request of any Party, the other Party shall cause its Subsidiaries to execute and deliver releases reflecting the provisions hereof.

ARTICLE III

INDEMNIFICATION

SECTION 3.01.  Indemnification by Cowen Inc.  Except as otherwise specifically set forth in any provision of this Agreement (including but not limited to the penultimate paragraph of this Section 3.01) or of any Principal Transaction Document, Cowen Inc. shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each of the SG Indemnitees from and against all Liabilities to the extent such Liabilities relate to, arise out of or result from any of the following items (collectively, the “Cowen Indemnity Obligations”):

(a)  any failure of Cowen Inc. or any Cowen Subsidiary to pay, perform or otherwise promptly discharge any Cowen Liabilities in accordance with their terms and the terms of this Agreement and any Transaction Document, whether prior to, on or after the Separation Date;

(b)  any breach by Cowen Inc. or any Cowen Subsidiary of this Agreement or any of the Transaction Documents (including any Liabilities relating to, arising out of or resulting from such breach and payable pursuant to Section 8.16 of this Agreement but excluding any Liabilities relating to, arising out of or resulting from a breach of the representation and warranty in Section 2.01(f)(i) of the Separation Agreement), or any action by Cowen Inc. or any Cowen Subsidiary in contravention of the Certificate of Incorporation or By-Laws; and

(c)  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information contained in the Registration Statement, the Prospectus or any other document filed with the SEC by Cowen Inc. in connection with the IPO pursuant to the Securities Act or the Exchange Act (excluding the sections titled “Use of Proceeds”, “Certain Relationships and Related Transactions”, “Business—Regulation” and “Business—Legal Proceedings”, the Selling Stockholder Information in the section titled “Principal and Selling Stockholders”, the combined statements of financial condition and all other information which specifically relates to SG, SGASH or any other SG Subsidiary or any of their respective employees which has been furnished in writing by or on behalf of SGASH expressly for use therein).

Notwithstanding the foregoing provisions of this Section 3.01, the indemnity in this Section 3.01 for Cowen Indemnity Obligations shall not extend to a SG Indemnitee to the extent such Person is a natural person and was (a) engaged in willful misconduct, (b) engaged in fraud or (c) in violation of regulatory rules or regulations or applicable law to which SG, Cowen Inc. or any of their respective Subsidiaries is subject, in each such case in connection with the Cowen Indemnity Obligations for which indemnification is sought.

Any indemnification by Cowen Inc. of the SG Indemnitees in respect of Liabilities for Taxes shall be as set forth in the Tax Matters Agreement.

SECTION 3.02.  Indemnification by SG.  Except as otherwise specifically set forth in any provision of this Agreement (including but not limited to the penultimate paragraph of this Section 3.02) or of any Principal Transaction Document, SG shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each of the Cowen Indemnitees from and against all Liabilities to the extent such Liabilities relate to, arise out of or result from any of the following items (collectively, the “SG Indemnity Obligations”):

(a)  all Liabilities (other than Cowen Liabilities) to the extent such Liabilities relate to, arise out of or result from any failure of SG or any SG Subsidiary to pay, perform or otherwise promptly discharge any SG Liabilities in accordance with their terms and the terms of this Agreement and any Transaction Documents, whether prior to, on or after the Separation Date; and

(b)  all Liabilities (other than Cowen Liabilities) to the extent such Liabilities relate to, arise out of or result from any breach by SG or any SG Subsidiary of this Agreement or any of the Transaction Documents (including any Liabilities relating to, arising out of or resulting from such breach and payable pursuant to Section 8.16 of this Agreement but excluding any Liabilities relating to, arising out of or resulting from a breach of the representation and warranty in Section 2.01(f)(ii) of the Separation Agreement) ; and

(c)  all Liabilities (other than Cowen Liabilities) to the extent such Liabilities relate to, arise out of or result from any untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, and only to the extent, that such untrue statement or omission or alleged untrue statement or omission was contained in or omitted from (i) the section of the Prospectus titled “Use of Proceeds”, (ii) information relating solely to SG Americas Securities Holdings, Inc. (and not to Cowen Inc., any of Cowen Inc.’s officers, directors or senior employees or the beneficial ownership of Cowen Inc. following the IPO) in the section of the Prospectus titled “Principal and Selling Stockholders” (the “Selling Stockholder Information”), and (iii) information relating solely to Messrs. Kaplan and Ogier in the sections of the Prospectus titled “Management—Directors and Executive Officers”, “—Executive Compensation”, “—Option Exercises Table” and “—Security Ownership of Management and Directors.

Notwithstanding the foregoing provisions of this Section 3.01, the indemnity in this Section 3.02 for SG Indemnity Obligations shall not extend to a Cowen Indemnitee to the extent such Person is a natural person and was (a) engaged in willful misconduct, (b) engaged in fraud or (c) in violation of regulatory rules or regulations or applicable law to which SG, Cowen Inc. or any of their respective Subsidiaries is subject, in each such case in connection with the SG Indemnity Obligations for which indemnification is sought.

Any indemnification by SG of the Cowen Indemnitees in respect of Liabilities for Taxes shall be as set forth in the Tax Matters Agreement.

SECTION 3.03.  Clarification of Intent.

(a)  The provisions of Sections 3.01(c), 3.02(c) and 3.03(b) are solely intended to allocate responsibility for any statements and omissions in the Registration Statement and the Prospectus between SG and the SG Subsidiaries, on the one hand, and Cowen Inc., Cowen LLC and the other Cowen Subsidiaries, on the other hand, as agreed by the Parties.  Nothing in Section 3.01(c), 3.02(c) or 3.03(b) shall operate to modify the other provisions of this Agreement or the Principal Transaction Documents, including the Parties’ allocation of Cowen Assets, Cowen Liabilities and SG Liabilities hereunder and thereunder.

(b)  For the avoidance of doubt, (i) neither SG nor Cowen Inc. shall indemnify, defend or hold harmless the Cowen Indemnitees or SG Indemnitees, as the case may be, in respect of the section of the Prospectus titled “Certain Relationships and Related Transactions” or in respect of the combined statements of financial condition contained in the Registration Statement, the Prospectus or any other document filed with the SEC by Cowen Inc. in connection with the IPO pursuant to the Securities Act or the Exchange Act and (ii) other than in respect of the Selling Stockholder Information as required by Section 3.02(c), SG shall not indemnify, defend or hold harmless the Cowen Indemnitees for any portion of the Registration

Statement, the Prospectus or any other document filed with the SEC by Cowen Inc. in connection with the IPO pursuant to the Securities Act or the Exchange Act.

SECTION 3.04.  Indemnification Obligations Net of Insurance Proceeds and Other Amounts.  The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Transaction Document:  (i) shall be reduced by any Insurance Proceeds or other amounts recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment.  Accordingly, the amount which any Party against whom a claim is made for indemnification under this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnitee in respect of the related Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

SECTION 3.05.  Procedures for Indemnification of Third Party Claims.

(a)  Notice of Claims.  If, at or following the date hereof, an Indemnitee receives notice or otherwise learns of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that Cowen Inc. (in the case of an SG Indemnitee) or SG (in the case of a Cowen Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Transaction Document (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof (the “Notice”) within 20 days after becoming aware of such Third Party Claim.  The Notice must describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee to give the Notice as provided in this subsection (a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give the Notice.

(b)  Control of Defense.  The Indemnifying Party shall have the right to conduct and control the defense of any Third Party Claim; provided, however, that:  (i) a Cowen Indemnitee may conduct and control the defense of any Third Party Claim in which no SG Indemnitee is a named party and a Cowen Indemnitee is a named party unless and until Cowen Inc. asserts that such Third Party Claim reasonably may involve SG Indemnity Obligations; (ii) in connection with any Third Party Claim with respect to which an SG Indemnitee is seeking indemnification under this Agreement, if within 20 days after receipt of the Notice Cowen Inc.

irrevocably acknowledges and agrees in writing with SG and any SG Indemnitee that all Liabilities relating to, arising out of or resulting from the Third Party Claim are and shall remain solely Cowen Liabilities, then Cowen Inc. shall thereafter have the right to conduct and control the defense of such Third Party Claim at Cowen Inc.’s sole cost and expense; and (iii) in connection with any Third Party Claim with respect to which a Cowen Indemnitee is seeking indemnification under this Agreement, if within 20 days after receipt of the Notice SG irrevocably acknowledges and agrees with Cowen Inc. and any Cowen Indemnitee that all Liabilities relating to, arising out of or resulting from such Third Party Claim are and shall remain solely SG Liabilities, then SG shall thereafter have the right to conduct and control the defense of such Third Party Claim at SG’s sole cost and expense.  If the Party otherwise entitled to conduct and control the defense of any Third Party Claim hereunder nevertheless fails to assume the defense of such Third Party Claim within 20 days, then the Indemnitee that is the subject of such Third Party Claim shall be entitled to conduct and control the defense of such Third Party Claim.

(c)  Allocation of Defense Costs.  Except as otherwise provided herein, the costs and expenses of the defense of any Third Party Claim shall be borne by the Indemnifying Party.

(d)  Right to Monitor and Participate.  An Indemnitee or Indemnifying Party that is not entitled to conduct and control the defense of any Third Party Claim nevertheless shall have the right to employ separate counsel of its own choosing to monitor and participate in the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and shall not be subject to subsection (c) above; provided, however, that if there is a conflict of interest between Cowen or any Cowen Subsidiary, on the one hand, and SG or any SG Subsidiary, on the other hand, then the Indemnitee shall be entitled to employ separate counsel of its own choosing and at the reasonable expense of the Indemnifying Party.

(e)  No Settlement.  No Party may settle or compromise any Third Party Claim for which it is seeking to be indemnified hereunder without the prior written consent of the Party from which such indemnification is sought, which consent may not be unreasonably delayed or withheld.  No Indemnifying Party may settle or compromise any Third Party Claim without the prior written consent of the Indemnitee, except where such settlement or compromise (i) is solely for monetary damages as to which the Indemnitee is fully indemnified, (ii) includes an unconditional release of the Indemnitee and (iii) does not include any admission of wrongdoing by the Indemnitee.

(f)  Pending Third Party Claims.  The provisions of this Article III shall apply to Third Party Claims that are already pending or asserted, including those set forth on Schedules 1.01(a) and 1.01(b), as well as Third Party Claims brought or asserted after the date hereof.  There shall be no requirement to give a Notice with respect to pending Third Party Claims as such claims exist as of the Separation Date.

(g)  Cross-Claims.  Except as set forth in Section 4.01(a), neither SG nor Cowen Inc. shall, nor shall they permit their respective Subsidiaries to, file claims or cross-claims against each other or each other’s Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

ARTICLE IV

CERTAIN OTHER MATTERS

SECTION 4.01.  Additional Matters.

(a)  Notice of Claims.  Any claim for indemnity under this Agreement or any Transaction Document which does not result from a Third Party Claim must be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party would be materially prejudiced thereby.  Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Principal Transaction Documents, as applicable, including, without limitation, filing third party claims or cross-claims against such Indemnifying Party in the relevant Proceeding.

(b)  Subrogation.  In the event of payment by or on behalf of an Indemnifying Party to an Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with the Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)  Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of any Principal Transaction Document; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party will use commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)  Currency Conversion.  In the event that any indemnification payment required to be made hereunder or under any Transaction Document may be denominated in a currency other than U.S. Dollars, the amount of such payment shall be converted into U.S. Dollars using the foreign exchange rate for such currency published by the Federal Reserve Bank of New York at or about 12 noon (New York time) on the day on which the Indemnified Party made payment to a Third Party with respect to the indemnifiable Liability (or, if such day is not a Business Day, on the Business Day immediately preceding such day).

SECTION 4.02.  Right of Contribution.

(a)  Contribution by Cowen Inc.  If any right of indemnification contained in Section 3.01 is held unenforceable or is unavailable for any reason, then Cowen Inc., in lieu of indemnifying the SG Indemnitees, shall contribute to the amounts paid or payable by the SG Indemnitees in such proportion as is appropriate to reflect the relative fault of Cowen Inc. and the Cowen Subsidiaries, on the one hand, and the SG Indemnitees entitled to contribution, on the other hand.

(b)  Contribution by SG.  If any right of indemnification contained in Section 3.02 is held unenforceable or is unavailable for any reason, then SG, in lieu of indemnifying the Cowen Indemnitees, shall contribute to the amounts paid or payable by the Cowen Indemnitees in such proportion as is appropriate to reflect the relative fault of SG and the SG Subsidiaries, on the one hand, and the Cowen Indemnitees entitled to contribution, on the other hand.

(c)  Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.02:  (i) any fault associated with the ownership, operation or activities of the Cowen Business (other than SG Liabilities) prior to the Separation Date or in respect of the Cowen Liabilities shall be deemed to be the fault of Cowen Inc. and the Cowen Subsidiaries and no such fault shall be deemed to be the fault of SG or the SG Subsidiaries; and (ii) any fault associated with the ownership, operation or activities of the SG Business (other than Cowen Liabilities) prior to the Separation Date or in respect of the SG Liabilities shall be deemed to be the fault of SG and the SG Subsidiaries and no such fault shall be deemed to be the fault of Cowen Inc. or the Cowen Subsidiaries, provided, however, that if the foregoing allocation provided by clauses (i) and (ii) above is not permitted by applicable law, then, in each case, such allocation shall be adjusted as is appropriate to reflect not only the fault referred to in clauses (i) and (ii) above, but also the relative benefits in connection therewith as well as any other relevant equitable considerations.

(d)  Contribution Procedures.  The provisions of Sections 3.03 and 3.04 and Sections 4.01 through 4.06 shall govern any contribution claims.

SECTION 4.03.  Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, any of its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption or retention of any Cowen Liabilities or SG Liabilities pursuant to the Separation is void or unenforceable for any reason; or (b) the provisions of this Agreement are void or unenforceable for any reason.  The covenant in this Section 4.03 shall run with title to the applicable SG Assets, Cowen Assets, SG Liabilities and Cowen Liabilities, and shall bind any transferee, assignee or other Person to whom an interest in the applicable Assets or Liabilities may be transferred or assigned.

SECTION 4.04.  Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and, subject to the provisions of Sections 3.04(g) and 6.01, shall not preclude assertion by any Indemnitee of any other rights or the seeking of all other remedies against any Indemnifying Party.

SECTION 4.05.  Inducement.  The Parties acknowledge and agree that each Party’s willingness to cause, effect and consummate the Separation has been conditioned upon and induced by the Parties’ covenants and agreements in this Agreement and the Transaction Documents, including the Parties’ assumption and/or retention of specified Liabilities pursuant to the Separation and the provisions of the Transaction Documents and the Parties’ covenants and agreements contained in this Agreement.

SECTION 4.06.  Post-Separation Date Conduct.  The Parties acknowledge that, after the Separation Date, each Party will be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business following the Separation Date, except as may otherwise be provided in any Principal Transaction Document, and each Party shall (except as otherwise provided in this Agreement, including Sections 3.01 and 3.02) use reasonable best efforts to prevent such Liabilities from being borne inappropriately by the other Party.

SECTION 4.07.  Late Payments.  Except as provided in any Transaction Document, any amount not paid when due pursuant to this Agreement or any Transaction Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 30 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

ARTICLE V

COOPERATION; CONFIDENTIALITY

SECTION 5.01.  Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Separation Agreement or any other Principal Transaction Documents.

SECTION 5.02.  Production of Witnesses; Records; Cooperation.

(a)  Availability of Witnesses and Information Generally.  After the Separation Date, except in the case of an adversarial Proceeding by one Party or any of its Subsidiaries, officers, directors or employees against another Party or any of its Subsidiaries, officers, directors or employees, each Party shall use commercially reasonable efforts to make available to the other Parties, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party or its Subsidiaries as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business and personal demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Proceeding (including the creation or establishment of due diligence defenses) in which the requesting Party may from time to time be involved, regardless of whether such Proceeding is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all reasonable out of pocket costs and expenses incurred by the other Parties in connection with their compliance with such request.

(b)  Availability of Witnesses and Information to Indemnifying Party.  If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party or its Subsidiaries as witnesses and any books, records or other information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other information may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be; provided, however, that such other Party, subject to Section 5.02(f), shall not be obligated to produce any books, records or other information if such other Party reasonably believes, after consultation with its counsel, that the production of such books, records or other information would cause the forfeiture of an attorney-client privilege that is applicable to such books, records or other information and entering into a joint defense agreement as contemplated by Section 5.02(f) is not practicable or appropriate.

(c)  Cooperation Generally.  Without limiting any provision of this Section 5.02, the Parties shall cooperate and consult, and shall cause each of their respective Subsidiaries, officers, employees and agents to cooperate and consult to the extent necessary or advisable with respect to any Proceedings (other than a Proceeding by one Party or any of its Subsidiaries against the other Party or any of its Subsidiaries).

(d)  Infringement Claims.  Each Party acknowledges, on its own behalf and on behalf of its Subsidiaries, that it has no basis to believe that the business or any act, product, technology or service (including products, technology or services currently under development) of the other Party infringes, dilutes or misappropriates any intellectual property of a Third Party or constitutes unfair competition or trade practices under the laws of any jurisdiction.  Without limiting any provision of this Section 5.02, each of the Parties agrees to cooperate, and to cause each of its respective Subsidiaries to cooperate, with each other in the defense of any infringement or similar claim by a Third Party with respect to any intellectual property and shall not claim to acknowledge, or permit any of its respective Subsidiaries to claim to acknowledge, the validity, enforceability or infringing use of any intellectual property of a Third Party in a manner that would hamper or undermine the defense by the other Party or its Subsidiaries of such infringement or similar claim.

(e)  Business Conflicts to be Disregarded.  The obligation of the Parties to provide witnesses pursuant to this Section 5.02 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses those officers and employees designated by the Party seeking such witness, without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.02(a)).

(f)  Joint Defense Agreement.  In connection with any matter contemplated by this Section 5.02, the Parties will negotiate in good faith to enter into a mutually acceptable joint defense agreement where appropriate so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of each of the Parties and their respective Subsidiaries.

SECTION 5.03.  Confidentiality.

(a)  Confidentiality.  Subject to Section 5.04, SG, on behalf of itself and each SG Subsidiary, and Cowen Inc., on behalf of itself and each Cowen Subsidiary, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to SG’s confidential and proprietary information pursuant to policies in effect as of the Separation Date, all Information concerning the other (or its business) and the other’s Subsidiaries (or their respective businesses) that is either in its possession (including Information in its possession prior to the Separation Date) or furnished by the other or the other’s Subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or any Transaction Document, and shall not use any such Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, in connection with the prosecution of claims for indemnity or to the extent that such Information has been: (i) in the public domain through no fault of such Party or its Subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party (or any of its Subsidiaries) which sources are not themselves bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)  No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 5.03(a) to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information, and except in compliance with this Section 5.03 and Section 5.04.  Without limiting the foregoing, when any Information furnished by the other Party after the Separation Date pursuant to this Agreement or any Transaction Document is no longer needed for the purposes contemplated by this Agreement or any Transaction Document, each Party shall, at such Party’s option, promptly after receiving a written request from the other Party either return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that each Party may retain copies of such Information if necessary to satisfy applicable regulatory requirements.

SECTION 5.04.  Protective Arrangements.  In the event that SG or Cowen Inc. or any of their respective Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or the rules or regulations of any Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of another Party (or such other

Party’s Subsidiaries) that is subject to the confidentiality provisions hereof, the Party contemplating such disclosure shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request, or its Subsidiaries, may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VI

DISPUTE RESOLUTION

SECTION 6.01.  Disputes.

(a)  Agreement to Arbitrate Disputes.  The Parties acknowledge that, from time to time after the Separation Date, a controversy, dispute or claim may arise relating to a Party’s rights or obligations under this Agreement.  The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or in connection with the performance or breach of this Agreement, including any question regarding its enforcement, existence, validity, interpretation or termination shall be resolved by binding arbitration.

(b)  Conduct of the Arbitration.  An arbitration conducted pursuant to this Article VI shall be administered by and held before the American Arbitration Association (“AAA”) in accordance with the laws of the State of New York and the AAA’s then current Commercial Arbitration Rules.  Notwithstanding the foregoing, no pre-hearing discovery shall be permitted unless specifically authorized by the arbitration panel, provided, however, that unless the Parties agree otherwise, there shall be no pre-hearing depositions or interrogatories.  Any hearing or authorized discovery shall take place in New York City, unless the Parties agree otherwise.

(c)  Composition and Selection of Panel:  Unless the Parties agree otherwise, the arbitration panel shall consist of three persons appointed by the AAA from its National Roster pursuant to Rule R-11 of the AAA’s Commercial Arbitration Rules.

(d)  Limitations on Available Relief.  The arbitration panel shall have no authority or jurisdiction to award consequential, exemplary or punitive damages.

(e)  Confidentiality.  The Parties agree that any arbitration commenced pursuant to this Article VI shall be and remain confidential, and the Parties shall not make any public statements concerning any arbitration, except to the extent that disclosure of or any statement concerning any arbitration is, in the opinion of counsel for one of the Parties, required by law or applicable rules or regulations.

(f)  Final and Binding Nature of Arbitration Award.  Any award rendered by the arbitrators shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.  If a Party seeks to vacate or to appeal an award rendered by the arbitration panel and such Party’s motion to vacate is denied or its appeal is unsuccessful, then that Party shall pay the costs and expenses, including reasonable attorneys’ fees, of the prevailing Party.

ARTICLE VII

TERMINATION

SECTION 7.01.  Termination.  This Agreement and all Transaction Documents may be terminated or abandoned at any time prior to the Separation Date by and in the sole discretion of SG without the approval of Cowen Inc.  In the event of such termination, no Party shall have any Liability of any kind to any other Party.  After the Separation Date, this Agreement may not be terminated except pursuant to Sections 2.02(f) or 2.15 of the Separation Agreement or by an agreement in writing signed by all of the Parties.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.  Counterparts; Entire Agreement; Facsimile Signatures.

(a)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of an executed original of such counterpart to this Agreement.

(b)  Entire Agreement.  This Agreement, the Transaction Documents and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Principal Transaction Document, the provisions of such Principal Transaction Document shall control.

(c)  Facsimile Signatures.  Each Party acknowledges that it and the other Parties may execute this Agreement by facsimile, stamp or mechanical signature.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

SECTION 8.02.  Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, irrespective of the choice of laws principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

SECTION 8.03.  Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto.  Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all of the Assets of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

SECTION 8.04.  Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any SG Indemnitee or Cowen Indemnitee in their respective capacities as such and for the releases under Article II of any Person provided therein: (a) the provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Separation, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Separation, any rights or remedies hereunder; and (b) there are no other Third Party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 8.05.  Notices.  All notices or other communications under this Agreement must be in writing and shall be deemed to be duly given: (a) when delivered in person; (b) upon transmission via confirmed facsimile transmission, provided that such transmission is followed by delivery of a physical copy thereof in person, via U.S. first class mail, or via a private express mail courier; or (c) two days after deposit with a private express mail courier, in any such case addressed as follows:

If to SG:

Société Générale

1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel, SG Americas

Facsimile:  (212) 278-7432

With a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York  10019
Attn:  James B. Carlson
Facsimile:  (212) 262-1910

If to Cowen:

Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
Attn:  General Counsel
Facsimile:  (646) 562-1861

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036-6522
Attn:                    Lou R. Kling
                                                Thomas W. Greenberg
Facsimile:  (212) 735-2000

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 8.06.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

SECTION 8.07.  Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of Governmental Authority, embargoes, epidemics, war, riots, insurrections, acts of terrorism, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 8.08.  Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.09.  Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, releases, indemnities, representations and warranties contained in this

Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation Date and shall remain in full force and effect thereafter.

SECTION 8.10.  Subsidiaries.  SG shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any SG Subsidiary and Cowen Inc. shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Cowen Subsidiary.

SECTION 8.11.  Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party hereto entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the Party hereto against whom the existence of such waiver is asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party hereto in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party hereto of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party hereto against whom the existence of such waiver is asserted.

SECTION 8.12.  Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of the Parties.

SECTION 8.13.  Interpretation.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Transaction Document shall be deemed to refer to this Agreement or such Transaction Document as of the Separation Date and as it may be amended thereafter, unless otherwise specified.  References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms; if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

SECTION 8.14.  Mutual Drafting.  This Agreement and the Transaction Documents shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

SECTION 8.15.  No Right to Set-Off.  Each Party shall pay the full amount of any payments, costs and disbursements required under this Agreement, and shall not set off, counterclaim or otherwise withheld any other amount owed by such Party to other Persons on account of any obligation owed by other Persons to such Party.

SECTION 8.16.  Enforcement Costs.  In the event that a Party breaches any provision of this Agreement, such Party agrees to reimburse the non-breaching Parties for all expenses related to the enforcement by the non-breaching Parties of their respective legal rights under this Agreement, including but not limited to the non-breaching Parties’ respective attorneys’ fees, court costs, administrative fees and all other costs, fees and expenses incurred by the non-breaching Parties that are associated with enforcing their respective legal rights hereunder.

SECTION 8.17.  Remedies.  In the event of a breach by a Party of its obligations under this Agreement, each other Party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Each Party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any provision of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it will waive the defense that a remedy at law would be adequate.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SOCIÉTÉ GÉNÉRALE
By:
Name:
Title:
SG AMERICAS SECURITIES HOLDINGS, INC.
By:
Name:
Title:
COWEN AND COMPANY, LLC
By:
Name:
Title:
COWEN GROUP, INC.
By:
Name:
Title